Exhibit 99.2
To the Shareholders of Sturm, Ruger & Co., Inc.,
The third quarter of 2007 was a major disappointment, especially following the strong first and second quarters in 2007. My goal in writing this letter is to put the third quarter results into context, explaining the breadth of the ongoing transformation of Ruger, and to give you the information you need to better estimate Ruger’s intrinsic value.
I am optimistic that Ruger can grow and prosper, but the transformation will take time and progress will not always be smooth. Sometimes it will follow the old adage, “two steps forward and one step back.”
One Year Ago
With the clarity of hindsight, Ruger of one year ago could be described as facing a number of challenges in manufacturing, including excess inventory, congested factories, batch processing, and an annual order system that complicated production planning. Manufacturing involved a lot of custom gunsmithing on a mass scale. On the marketing side, Ruger had aging product lines, had reduced engineering and marketing staffs, and did not participate in some of the fastest growing market segments (more later).
The Transformation Plan (what we set out to do)
Our transformation plan included eight major components, which we spoke about in detail during the annual meeting and which are listed in the Annual Meeting Presentation on our website. Altogether, they are intended to change our culture and the way we do business, and we refer to them internally as the Ruger Business System. The key elements are modernizing our manufacturing through adoption of all of the key principles employed by Toyota, creating a strong new product development process, and instilling urgency behind new product introductions. We expect this transformation to take at least three more years, and very likely as many as five years. And it will not always go smoothly or show constant improvement in our operating results, as evidenced by the results for the first three quarters of this year. However, we expect the end result to be very favorable.
Product Manufacturing

The first major step in transformation of our manufacturing was a deliberate, severe reduction in inventory and elimination of the practices that produced it. We reduced inventory by $28.3 million in the second half of 2006 and $26.6 million in the first half of 2007.
Inventory masks problems in the production process. By reducing inventory, challenges from poor machinery and tool reliability, manufacturing issues, long machine changeover times, and vendor supply issues are all brought to the forefront. Because there is not spare inventory to draw upon, these challenges need to be addressed in real time, with a focus on permanent corrective actions that address the root cause problems. That is a very painful process in the short term, fraught with line stoppages and operating within a firefighting environment. It requires expanded engineering resources and training for front line supervisors and perseverance in the face of sometimes seemingly insurmountable obstacles.
Companies who try this sometimes lose faith and give up. The ultimate rewards though, for companies who see it through to completion, are a much better, more robust manufacturing process and a reduction in working capital that frees up cash.
We concluded during the third quarter that we had reduced component part inventories too deeply across too many product lines simultaneously, which was a principal cause of our reduced production volume during the quarter. We have consequently slowed our rapid, wide spread draw down of inventory and increased the foundry output to replenish component part shortages. Inventory was relatively unchanged during the third quarter of 2007, declining only $0.4 million. We expect inventory to continue to decline in the aggregate, but at a slower pace than in the past year; the remaining excess inventory is largely in component parts for slower moving products or in raw material. The large excess of components in faster moving products and finished goods from one year ago has now been largely consumed.
The next major steps in the manufacturing transformation include setting up manufacturing cells, which convert materials into finished goods or key subassemblies in one area and which emphasize flow production rather than batch production, and implementing pull systems. Cell manufacturing and pull systems are a major departure from the old-style, batch process centers.

Currently we have the initial cells in place for approximately one half of our manufacturing and assembly processes.
Product Demand
Ruger has a very strong brand reputation for rugged, reliable firearms products priced at a good value to consumers. For decades, Ruger introduced innovative designs on a regular basis, stimulating consumer demand. That strength has waned in the past few years with the passing of Bill Ruger, Sr. and a weakening of the product development resources at Ruger. Now, some of Ruger’s older product lines are less innovative than recent offerings from competitors. Moreover, Ruger does not participate in some of the fastest growing segments of the consumer firearms market.
We strongly believe that innovative new products, introduced on a regular basis, are key to generating demand and higher gross margins. Consequently, we have made a concerted effort in the past year to hire new personnel to augment and rebuild our engineering and marketing staff. We have initiated a formal product planning process and we are soliciting and utilizing the “voice of the customer” to help us determine key features on new products. We are training our product development teams to use a formal tollgate process to develop new products, and we are emphasizing design for manufacturability and reducing time to market.
Ruger has not participated in some of the fastest growing segments of the consumer firearms market. These segments, which include AR-15 style rifles, compact carry pistols and revolvers, and striker-fired, auto-loading pistols, have recently been the engines of growth in the consumer firearms market. Several of our top distributors have experienced growth rates in one or more of these categories in excess of 40% for the first nine months of the year. We plan to develop products for several of these markets. We recently had a very successful launch of our new striker-fired, auto-loading pistol, the Ruger SR9.
All of the major consumer firearms manufacturers have a history of building prototypes of new products, announcing them to great fanfare and publicity, and then struggling to bring them into production over the next year or two. Ruger is no exception to that poor legacy. With our SR9 launch however, we listened to feedback from firearms retailers around the country who complained bitterly that the industry’s traditional product launch sequence wasted consumer excitement and squandered goodwill. So we took an entirely different approach to launching the new Ruger SR9. With the SR9 launch, we shipped more than 2,000 units to retailers prior to announcing the product. We further took advantage of the internet to publicize the exciting new features of the SR9 and drive consumer traffic into the retailers. The launch was a success and there is significant demand for this new product.
Other Transformation Steps
We are taking steps to monetize the under-utilized assets on our balance sheet. To date we have sold under-utilized real property assets, foundry equipment, titanium raw material, and artwork, and have generated approximately $19 million in pre-tax cash flow. Inventory has been reduced by approximately $55 million in the last 15 months, and we expect further long-term reduction, albeit at a much slower pace. Finished goods and work-in-process components are turning in excess of three times per year for current catalog SKUs. There are, however, considerable amounts of raw material, principally steel and wood, still to be consumed prior to achieving even modest inventory turns for those materials. There are also excess amounts of work-in-process components for certain slow-moving SKUs, but we believe we are adequately reserved for those amounts.
We are very sensitive to the large amount of cash on our balance sheet, much of which has been generated in the past 15 months. Our intention, as stated at the most recent Annual Meeting, is to look for opportunities to add shareholder value, or to return the cash we have generated to our shareholders. Possibilities for adding shareholder value include acquisitions, share repurchases, a special one-time dividend, and regular quarterly dividends. We have recently hired an executive experienced in acquisitions to lead our effort in identifying potential acquisition opportunities. Although only onboard for a short time, he has had a favorable reception from other companies in the consumer firearms and accessories industry and has made initial visits to a number of companies. If we are successful in finding reasonably priced acquisition opportunities that we believe will strengthen Ruger and add shareholder value, we will pursue them.
As stated previously, our Board of Directors has authorized us to purchase Ruger shares on the open market, spending up to $20 million, if we believe it would significantly enhance shareholder value. We have not purchased any Ruger shares since

September of 2006, when we bought back substantially all of the Ruger family-owned shares at $5.90 per share.
As stated at our most recent Annual Meeting, we intend to defer authorization of a regular dividend until we are confident that our transformation of Ruger is far enough along to produce regular quarterly operating earnings. Our Board of Directors considers the issue every quarter, but our third quarter results show that we are not there yet. Additionally, we might consider a special, one-time dividend in the future, but only if we believe that other opportunities to enhance shareholder value are unlikely to materialize within a reasonable time.
Our employees are a critical part of the transformation of Ruger. We have added new employees and skills in key areas, and shifted the management style from top-down to one that more fully engages all levels in decision-making and responsibility for performance. We have changed our internal measurements and our compensation systems to emphasize performance. Additionally, we have shifted our retirement benefits from defined-benefit plans to defined-contribution plans. This was done to offer the more modern benefits available with 401(k) plans as well as to avoid the long-term legacy cost overhang to Ruger typically inherent in defined-benefit pension plans.

Investor Communications
Late in 2006, we discontinued the narrative portion of our quarterly financial press release. We felt that the transformation of Ruger, as described in this letter, raised issues that were too complex to be addressed in a brief press release and were better addressed in the detail of quarterly SEC filings.
Please read our quarterly filings, especially the section titled, “Management’s Discussion & Analysis of Financial Condition and Results of Operation” (the “MD&A”). We have included more value-relevant information in it to improve transparency and tried to enhance its readability. Our quarterly SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/. If you would like to receive notice of our SEC filings and other press releases by email, you may sign up for this service at www.ruger.com/corporate/.
Because of the complexity of issues during the transformation of Ruger – and associated complex accounting transactions – we have developed additional formats for internal analysis of our business. One of these formats attempts to determine a “performance gross margin.” Performance gross margin, as we define it, is a measure of gross margin before taking into account the impact of LIFO and overhead rate adjustments to inventory, and before product liability expenses. We disclose this format in the MD&A section of our quarterly filings. Our purpose in looking at performance gross margin is to better evaluate factory performance over a short reporting period, such as a month or quarter, and not have large adjustments to inventory value or product liability expense obfuscate the underlying factory performance.

2007	Q3		Q2		Q1
Net sales	$31,863	100%	$42,107	100%	$48,456	100%

Total cost of products sold, before LIFO and overhead rate adjustments to inventory and product liability	(25,462)	-80%	(31,479)	-75%	(35,560)	-73%

Performance gross margin	6,401	20%	10,628	25%	12,896	27%

LIFO income (expense)	237	1%	6,144	15%	4,423	9%
Overhead rate adjustment to inventory	(760)	-2%	(2,827)	-7%	(1,400)	-3%
Product liability	(283)	-1%	(817)	-2%	(355)	-1%

Gross margin	$5,595	18%	$13,128	31%	$15,564	32%

*	Performance Gross Margin is a measure of gross margin before taking into account the impact of LIFO and overhead rate adjustments to inventory, and before product liability expenses.
Another internal reporting format, intended to help us analyze comparative, underlying operating performance in consecutive quarters is the following:

2007	Q3	Q2	Q1
Units ordered	80,927	115,312	175,729
Production in units	100,781	131,999	127,237
Shipments in units	98,590	129,649	141,736
Daily shipments	1,700	2,058	2,250

Reported operating income	$(2,565)	$6,048	$7,915
Adjustments to analyze underlying performance
LIFO	(237)	(6,144)	(4,423)
O/H rate	760	2,827	1,400
Severances	132	190	1,038
E&O reserve	(122)	(443)	(1,025)
Pension curtailment	1,143	—	—
Asset impairment	489	—	—
Recorded product liability	283	817	355

Total adjustments	2,448	(2,753)	(2,655)

Underlying performance comparison	$(117)	$3,295	$5,260

As a result of reviewing the data in this format, we have estimated that our break-even volume is approximately 1,700 to 1,800 firearms per day. Amounts above our break-even volume contribute approximately $1 million of pre-tax operating profit per quarter for each additional 100 firearms per day for the full quarter. I emphasize “approximately,” because this measure is very mix dependent and the mix does change to some degree each quarter for a variety of reasons. Our efforts to transform Ruger are intended, over the long term, to reduce our break-even level and to increase demand for our products. Additional unit data, including inventory data, are available in the MD&A section of the quarterly SEC filings.

Finally, we believe that a relevant factor in determining the intrinsic value of Ruger is the amount of cash Ruger generates. Key cash flow data is presented in the Statements of Cash Flow included in our quarterly SEC filings. We also use the following internal reporting format to provide a historical baseline for estimating Ruger’s cash flow prospects. This format separates cash flows from operations, other income, capital expenditures and balance sheet changes.

Cash from 2007 Operations	Q3	Q2	Q1
Operating profit as reported	$(2,565)	$6,048	$7,915
Less non-cash (income) expense:
Depreciation	1,018	1,017	1,091
LIFO (income) expense	(237)	(6,144)	(4,423)
O/H rate change (income) expense	760	2,827	1,400
E&O (accrual) reversal	(122)	(443)	(1,025)
Pension curtailment	1,143	—	—
Asset impairment	489	—	—

Pre-tax cash from operating profit	486	3,305	4,958

Pre-tax cash from other income
Cash proceeds from sale of non-manufacturing assets	57	5,106	7,379
Interest income	772	746	448
Other income	51	(111)	(108)

Pre-tax cash from other income	880	5,741	7,719

Income Taxes	1,124	(3,435)	(5,396)

Cash used for capital expenditures	(1,824)	(564)	(740)

Cash from balance sheet changes
(Increase) decrease in accounts receivable	(1,607)	3,712	836
(Increase) decrease in inventory (net of adjustments listed above)	(321)	6,853	13,791
(Increase) decrease in prepaids and other assets	(2,295)	558	321
(Increase) decrease in deferred income taxes	2,825	972	908
Increase (decrease) in payables and other liabilities	(1,647)	(518)	(1,381)
Increase (decrease) in product liability	(90)	523	(151)
Increase (decrease) in income taxes	(3,412)	(642)	3,858
Tax withholdings on exercise of stock options	(1,126)	—	—

Cash generated from balance sheet	(7,673)	11,458	18,182

Net cash generated for shareholders	$(7,007)	$16,505	$24,723

Pre-tax cash from operating profit: this a measure of the cash generated from operating profit after adjustment for significant non-cash income or expense items such as depreciation, LIFO and overhead rate adjustments to inventory, and product liability accruals. Certain of these non-cash income or expense items are large compared to the results of the underlying operations and separating them out makes it easier to understand the historical cash generation of the underlying operations. The reduction of cash operating profit in the third quarter is directly attributable to our reduced operating performance during the period.
Pre-tax cash from other income: this is primarily from the sale of non-manufacturing assets and interest income. The cash from the sale of non-manufacturing assets is almost entirely comprised of the proceeds from the sale of unutilized real estate in New Hampshire and Arizona. While there are still two Ruger-owned real estate properties in Connecticut for sale, they are not as valuable as the properties already sold and it may be some time before they sell due to the weakening real estate market.
Cash used for capital expenditures: this is a measure of the investments that we are making in our own operations, primarily to purchase tooling for new products and to upgrade our manufacturing equipment. Because of our stronger emphasis on new product development at Ruger, there will likely be greater investment in tooling and equipment in future years.
Cash from balance sheet changes: this reflects the cash generated or consumed by changes in the assets and liabilities of Ruger. The significant reduction in inventory is principally responsible for the cash generated by balance sheet changes in the first half of 2007. Cash generation from inventory reduction is not expected to be as significant in future years as it was in the first half of 2007.
Summary
Demand rate: Short term demand at Ruger has been affected by a variety of reasons (discussed in the MD&A section of our quarterly filings), but the major long-term demand issues are having sufficient new products and participation in growing market segments rather than shrinking market segments. We are investing more in new product development and we are planning to target the growing market segments. We have just launched a major new platform product into one of the growth segments, our new Ruger SR9. You can learn more about it at www.ruger.com/SR9/.
Production rate: I believe that we took component inventory down too fast as a part of going lean and realized late that it was uncovering too many production, design-for-manufacturability, and vendor problems simultaneously. It hurt production more than we anticipated, and we are having trouble getting it back up fast enough to increase our production rates.
I see strong opportunities ahead of us for Ruger to grow and prosper. Ruger has a popular brand, a strong balance sheet, hard-working, dedicated employees, a strong Board of Directors, and a clear plan to transform the business. We have made significant progress to date. The transformation of Ruger will take several years and the road will not always be smooth, but we anticipate the effort will deliver enhanced shareholder value.
Michael O. Fifer
     Chief Executive Officer
October 24, 2007
Certain information relating to projection of the Company’s future results is forward-looking and involves risks, uncertainties and assumptions that could cause actual future results to materially differ from the forward-looking information. A discussion of some of the factors that individually or in the aggregate we believe could make our actual future results differ materially from such projections can be found under Item 1A Risk Factors in our Annual Report on Form 10-K filed with the SEC on March 5, 2007. Our quarterly SEC filings are available on the internet at www.sec.gov and www.ruger.com/corporate/.